May 2007	Preliminary Terms No. 287
Registration Statement No. 333-131266
Dated May 15, 2007
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Trigger PLUS based on the MSCI EAFE Index® due May 22, 2009
Trigger Performance Leveraged Upside SecuritiesSM

Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset's actual positive performance. Payment at maturity of the Trigger PLUS will be based upon the final average index value of the underlying index and upon whether the underlying index has declined to or below a specified trigger level at any time on any day during the observation period. The Trigger PLUS are subject to a potential loss of principal at maturity and do not pay interest.

S U M M A R Y T E R M S
Issuer:		Morgan Stanley
Maturity date:		May 22, 2009
Underlying index:		MSCI EAFE Index®
Aggregate principal amount:		$
Payment at maturity:
■ If the final average index value is greater than the initial index value:
        $1,000 + ($1,000 x upside leverage factor x index percent increase).
■ If the final average index value is less than or equal to the initial index value but the index value has not decreased to or below the trigger level at any time on any day during the observation period:
        $1,000.
■ If the final average index value is less than or equal to the initial index value and the index value has decreased to or below the trigger level at any time on any day during the observation period:
   $1,000 times [1 – (index performance factor x downside factor)].
    This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of a significant portion of your investment.

Upside leverage factor:		147%
Downside factor:		50%
Index percent increase:		(final average index value – initial index value) / initial index value
Index performance factor:		(initial index value – final average index value) / initial index value
Index value:

The value of the MSCI EAFE Index® at any time (including at the open and close of trading for the MSCI EAFE Index® ) during regular trading hours on each index business day, as published on the Bloomberg page “MXEA” or any successor page.

Initial index value:		The closing value of the MSCI EAFE Index® as published on the Bloomberg page “MXEA” on the index business day immediately following the pricing date.
Final average index value:		The average of the closing values of the MSCI EAFE Index® on each of the eight quarterly averaging dates over the term of the Trigger PLUS.
Quarterly averaging dates:		The 20th of each February, May, August and November over the term of the Trigger PLUS, beginning August 2007, subject to adjustment for non-index business days and certain market disruption events.
Trigger level:		80% of initial index value
Observation period:

The period of regular trading hours on each index business day on which there is no market disruption event with respect to the MSCI EAFE Index® from but excluding the pricing date to and including the final quarterly averaging date.

Interest:		None
Stated principal amount:		$1,000 per Trigger PLUS
Issue price:		$1,000 per Trigger PLUS
Pricing date:		May , 2007
Original issue date:		May , 2007 (5 business days after the pricing date)
CUSIP:		617446H93
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per Trigger PLUS	$1,000	$	$
	Total	$	$	$
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006 Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

Investment Overview
Trigger Performance Leveraged Upside Securities
The Trigger PLUS Based on the MSCI EAFE Index® (the “Trigger PLUS”) can be used:
■	As an alternative to direct exposure to the MSCI EAFE Index® that enhances returns for the positive performance of the MSCI EAFE Index® by taking advantage of the leverage factor
■	To enhance returns and potentially outperform the MSCI EAFE Index® in a bullish scenario with uncapped appreciation potential
■

If the MSCI EAFE Index® does not decline to or below the trigger level at any time on any day during the two-year observation period, you will receive at least your principal at maturity even if there is some decline in the final average index value from the initial index value

■	In the event that the MSCI EAFE Index® has declined to or below the trigger level, to limit the loss of principal to 50% of any decline in the final average index value from the initial index value
Maturity:	2 years
Upside leverage factor:	147%
Trigger level:	80% of initial index value
Coupon:	None
Downside factor:	50%

MSCI EAFE Index® Overview

The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by Morgan Stanley Capital International Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index® is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®” in Annex A of the accompanying prospectus supplement for PLUS.

Information as of market close on May 11, 2007

Ticker:	MXEA	52 Weeks Ago:	1,966.82
Current Index Level:	2,240.07	52 Week High Intraday Index Value (on 05/07/07):	2,270.26
		52 Week Low Intraday Index Value (on 06/14/06):	1,673.83

MSCI EAFE Index® Historical Performance
January 1, 2002 to May 11, 2007

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Trigger PLUS Based on the Value of
the MSCI EAFE Index®

Key Investment Rationale

The Trigger PLUS offer 147% leveraged upside on the positive performance of the MSCI EAFE Index® and if the MSCI EAFE Index® does not decline to or below the trigger level at any time on any day during the two-year observation period, you will receive at least your principal at maturity even if there is some decline in the final average index value from the initial index value. In addition, in the event that the MSCI EAFE Index® has declined to or below the trigger level during the observation period, an investment in the Trigger PLUS limits loss potential to 50% of the decline in the final average index value from the initial index value.

Leverage Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the MSCI EAFE Index® .

Best Case Scenario

The final average index value is greater than the initial index value and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus a payment equal to $1,000 times 147% times the index percent increase, which is not subject to a maximum payment amount.

No Trigger Scenario

The final average index value is less than or equal to the initial index value but the index value of the MSCI EAFE Index® does not fall to or below the trigger level at any time on any day during the two-year observation period and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000.

Worst Case Scenario

The final average index value is less than or equal to the initial index value and the index value of the MSCI EAFE Index® falls to or below the trigger level at any time on any day during the observation period and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount representing 50% of the decline in the final average index value from the initial index value.

Summary of Selected Key Risks (see page 10)

■	No guaranteed return of principal.

■	No interest payments.

■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The market price of the Trigger PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the MSCI EAFE Index® .

■	The Trigger PLUS may pay less than the principal amount at maturity even if the index closing value on the final quarterly averaging date is higher than the initial index value.

■	The Trigger PLUS are linked to foreign equity securities.

■	The MSCI EAFE Index® is subject to currency exchange risk.

■	Adjustments to the underlying index by the index publisher could adversely affect the value of the securities.

■	Economic interests of the calculation agent may be potentially adverse to investors.

■	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

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Trigger PLUS Based on the Value of
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Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon (i) the final average index value of the MSCI EAFE Index® and (ii) whether the index value of the MSCI EAFE Index® has decreased to or below the trigger level at any time on any day during the observation period. The Trigger PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates

Pricing date:	Original issue date (settlement date):	Maturity date:

May , 2007	May , 2007 (5 business days after the pricing date)	May 22, 2009, subject to postponement due to market disruption events

Key Terms

Issuer:	Morgan Stanley

Underlying index:	MSCI EAFE Index®

Underlying index publisher:	Morgan Stanley Capital International Inc. (“MSCI”)

Aggregate principal amount:	$

Issue price:	$1,000 per Trigger PLUS.

Stated principal amount:	$1,000 per Trigger PLUS

Denominations:	$1,000 per Trigger PLUS and integral multiples thereof

Principal protection:	None

Interest:	None

Bull market or bear market PLUS:	Bull market PLUS

Payment at maturity:	■ If the final average index value is greater than the initial index value:
$1,000 + ($1,000 x upside leverage factor x index percent increase).

■ If the final average index value is less than or equal to the initial index value but the index value has not decreased to or below the trigger level at any time on any day during the observation period:
$1,000.

■ If the final average index value is less than or equal to the initial index value and the index value has decreased to or below the trigger level at any time on any day during the observation period:
$1,000 times [1 – (index performance factor x downside factor)].
This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of a significant portion of your investment.

Upside leverage factor:	147%

Downside factor:	50%

Index percent increase:	(final average index value – initial index value) / initial index value

Index performance factor:	(initial index value – final average index value) / initial index value

Index value:	The value of the MSCI EAFE Index® at any time (including at the open and close of trading for the MSCI EAFE Index® ) during regular trading hours on each index business day, as published on the Bloomberg page “MXEA” or any successor page, subject to adjustment for non-trading days or a market disruption event in the same manner as set forth in “Description of PLUS— Payment at Maturity—For issuances of PLUS linked to a single index” in the accompanying prospectus supplement for PLUS.

Initial index value:

The closing value of the MSCI EAFE Index® as published on the Bloomberg page “MXEA” on the index business day immediately following the pricing date. If there is a market disruption event on such day, then the determination of the initial index value will be postponed to the next succeeding index business day.

Final average index value:	The average of the closing values of the MSCI EAFE Index® on each of the eight quarterly averaging dates over the term of the Trigger PLUS.

Quarterly averaging dates:	The 20th of each February, May, August and November over the term of the Trigger PLUS, beginning August 2007, subject to adjustment for non-index business days and certain market disruption events.

Trigger level:	80% of the initial index value

Observation period:	The period of regular trading hours on each index business day on which there is no market disruption event with respect to the MSCI EAFE Index® from but excluding the pricing date to and including the final quarterly averaging date as such date may be adjusted for certain market disruption events.

Maximum payment at maturity:	None

Postponement of maturity date:	If the scheduled final quarterly averaging date is not an index business day or if a market disruption event occurs on that day so that the final quarterly averaging date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed until the second scheduled index business day following that final quarterly averaging date as postponed.

Risk factors:	Please see “Risk Factors” on page 10.

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Trigger PLUS Based on the Value of
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General Information

Listing:	The Trigger PLUS will not be listed on any securities exchange.

CUSIP:	617446H93

Tax considerations:	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Trigger PLUS issued under these preliminary terms and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Trigger PLUS. This discussion only applies to initial investors in the Trigger PLUS who:

purchase the Trigger PLUS at their “issue price”; and will hold the Trigger PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

  certain financial institutions;
  insurance companies;
  dealers in securities or foreign currencies;
  investors holding the Trigger PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the Trigger PLUS as part of a constructive sale transaction;
  U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
  regulated investment companies;
  real estate investment trusts;
  persons subject to the alternative minimum tax;
  nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; and
  Non-U.S. Holders for whom income or gain in respect of the Trigger PLUS is effectively connected with the conduct of a trade or business in the United States.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances. As the law applicable to the U.S. federal income taxation of instruments such as the Trigger PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of these preliminary terms may affect the tax consequences described herein. Persons considering the purchase of the Trigger PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the Trigger PLUS, we and every investor in the Trigger PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Trigger PLUS for all tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes which (i) requires the investor to pay us at inception an amount equal to the purchase price of the Trigger PLUS and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the underlying index. The characterization of the Trigger PLUS described above is not, however, binding on the Internal Revenue Service (the “IRS”) or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Trigger PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Significant aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Our counsel has not rendered an opinion as to whether the U.S. federal income tax characterization and treatment of the Trigger PLUS stated above should be respected, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative characterizations of the Trigger PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Trigger PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

a citizen or resident of the United States; a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or

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Trigger PLUS Based on the Value of
the MSCI EAFE Index®

organized in or under the laws of the United States or any political subdivision thereof; or

an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Trigger PLUS

Assuming the characterization of the Trigger PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Trigger PLUS should equal the amount paid by the U.S. Holder to acquire the Trigger PLUS.

Sale, Exchange or Settlement of the Trigger PLUS. Upon a sale or exchange of the Trigger PLUS, or upon settlement of the Trigger PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Trigger PLUS sold, exchanged, or settled. Any capital gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Trigger PLUS

Due to the absence of authorities that directly address the proper characterization of the Trigger PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Trigger PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Trigger PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Trigger PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Trigger PLUS, other alternative federal income tax characterizations of the Trigger PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Trigger PLUS. It is possible, for example, that a Trigger PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Trigger PLUS and the proceeds from a sale or other disposition of the Trigger PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

an individual who is classified as a nonresident alien; a foreign corporation; or a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Trigger PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a Trigger PLUS

In general. Assuming the characterization of the Trigger PLUS as set forth above is respected, a Non-U.S. Holder of the Trigger PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Trigger PLUS were recharacterized as a debt instrument, any payment made to a Non- U.S. Holder with respect to the Trigger PLUS would not be subject to U.S. federal withholding tax, provided that:

the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

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Trigger PLUS Based on the Value of
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  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
  the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and
  the certification requirements described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Trigger PLUS (or a financial institution holding the Trigger PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Trigger PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Trigger PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Trigger PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “—Tax Treatment upon Sale, Exchange or Settlement of a Trigger PLUS — Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Supplemental information regarding discontinuance of the MSCI EAFE Index®	If MSCI discontinues publication of the MSCI EAFE Index® prior to, and such discontinuance is continuing on, any index business day (on which determination need be made as to whether the index value of the underlying index falls to or below the trigger level) and MS & Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value of the MSCI EAFE Index® for such index business day. Following any such determination, the calculation agent will not compute the intra-day index value of the underlying index on any index business day and will instead rely on the index closing value as computed by the calculation agent for the purpose of determining whether the index value of the underlying index falls to or below the trigger level.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the index business day immediately following the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on the MSCI EAFE Index® . Such hedging activity could increase the value of the MSCI EAFE Index® , and therefore the value that the final average index value must exceed for investors to receive at maturity a payment that exceeds the stated principal amount of the Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

ERISA:	See “ERISA” in the accompanying prospectus supplement for PLUS.

Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

This offering summary represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering.

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How Trigger PLUS Work

The following payment scenarios illustrate the potential returns on the Trigger PLUS at maturity.

Payment Scenario 1

The final average index value is greater than the initial index value, and you receive a full return of principal at maturity as well as 147% of the increase, which is not subject to a maximum payment amount.

Payment Scenario 2

The final average index value is less than or equal to the initial index value but the index has not decreased to or below the trigger level at any time on any day during the observation period, and you receive a full return of principal at maturity.

Payment Scenario 3

The final average index value is less than or equal to the initial index value and the index has declined to or below the trigger level at any time on any day during the observation period, and you lose principal in an amount representing 50% of any decline in the final average index value from the initial index value. The payment you will receive under this scenario will be less than or equal to the stated principal amount of $1,000, which may result in a loss of a significant portion of your investment.

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold an amount in cash based upon (i) the final average index value of the MSCI EAFE Index® and (ii) whether the index value of the MSCI EAFE Index® has decreased to or below the trigger level at any time on any day during the observation period, determined as follows:

•	If the final average index value is greater than the initial index value, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold a payment at maturity equal to:

where,

•	If the final average index value is less than or equal to the initial index value, but the index has not declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity equal to the $1,000 stated principal amount.

•	If the final average index value is less than or equal to the initial index value, and the index has declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount representing 50% of the decline in the final average index value from the initial index value, which will be equal to:

where,

The payment at maturity will be less than or equal to the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than zero.

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Hypothetical Payments on the Trigger PLUS

The following examples illustrate the payment at maturity on the Trigger PLUS for a range of hypothetical final average index values and hypothetical lowest index values for the MSCI EAFE Index® during the observation period.

The hypothetical examples are based on the following hypothetical values:

■	Initial index value:	2,000

■	Trigger level:	1,600 (80% of the initial index value, representing a 20% decline)

■	Leverage factor:	147%

TABLE 1: This table represents the hypothetical payment at maturity on a $1,000 investment in the Trigger PLUS when the final average index value is greater than the hypothetical initial index value of 2,000. In this scenario, any decrease of the index value below the trigger level is irrelevant to the payment at maturity.

Hypothetical final average	Largest decline in the index value	Payment at maturity of Trigger
index value	during observation period	PLUS
2,100	-40.00%	$1,073.50
2,200	-40.00%	$1,147.00
2,500	-40.00%	$1,367.50

TABLE 2: This table represents the hypothetical payment at maturity on a $1,000 investment in the Trigger PLUS on the basis that the final average index value is less than or equal to the hypothetical initial index value of 2,000 but that the index value has not decreased to or below the hypothetical trigger level of 1,600 (a 20% decline in the index) at any time on any day during the observation period.

Hypothetical final average	Largest decline in the index value	Payment at maturity of Trigger
index value	during observation period	PLUS
1,900	-10.00%	$1,000
1,800	-15.00%	$1,000
1,700	-17.50%	$1,000
1,650	-17.50%	$1,000

TABLE 3: This table represents the hypothetical payment at maturity on a $1,000 investment in the Trigger PLUS on the basis that the final average index value is less than or equal to the hypothetical initial index value of 2,000 and that the index value has decreased to or below the hypothetical trigger level of 1,600 (a 20% decline in the index) at any time on any day during the observation period.

Hypothetical final average	Largest decline in the index value	Payment at maturity of Trigger
index value	during observation period	PLUS
1,900	-25.00%	$975
1,800	-35.00%	$950
1,400	-30.00%	$850
1,000	-55.00%	$750

Because the value of the MSCI EAFE Index® may be subject to significant fluctuation during the observation period, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (i) whether the final average index value of the MSCI EAFE Index® is greater than or less than or equal to the initial index value of the MSCI EAFE Index® and (ii) whether the index value of the MSCI EAFE Index® has or has not decreased to or below the trigger level at any time on any day during the observation period.

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Trigger PLUS Based on the Value of
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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For a complete list of risk factors, please see the accompanying prospectus supplement for PLUS and the accompanying prospectus.

Structure Specific Risk Factors

■	The Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the stated principal amount at maturity. If the final average index value is less than or equal to the initial index value, and the index value has declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount representing 50% of the decline in the final average index value from the initial index value.

■	Market price influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield of the MSCI EAFE Index® , whether the MSCI EAFE Index® has decreased to or below the trigger level, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

■	Not equivalent to investing in the MSCI EAFE Index® . Investing in the Trigger PLUS is not equivalent to investing in the MSCI EAFE Index® or its component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the MSCI EAFE Index® .

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Trigger PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

■	The Trigger PLUS may pay less than the principal amount at maturity even if the index closing value on the final quarterly averaging date is higher than the initial index value. You will receive a payment at maturity that is greater than the stated principal amount of the Trigger PLUS only if the arithmetic average of the index closing values on each of the eight quarterly averaging dates over the term of the Trigger PLUS is greater than the initial index value. An index closing value which is higher than the initial index value on any one quarterly averaging date may be partially or entirely offset by an index closing value which is lower than the initial index value on any other quarterly averaging date. Consequently, it is possible that investors will receive at maturity an amount less than the stated principal amount for each Trigger PLUS they hold, even if the underlying index has increased substantially on the final quarterly averaging date.

■	There are risks associated with investments in securities indexed to the value of foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are

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Trigger PLUS Based on the Value of
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subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

■	The MSCI EAFE Index® is subject to currency exchange risk. Because the closing prices of the securities constituting the MSCI EAFE Index® are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index® , investors in the Trigger PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the MSCI EAFE Index® denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the MSCI EAFE Index® . Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index® will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index® , and any negative currency impact on the MSCI EAFE Index® may significantly decrease the value of the Trigger PLUS.

■	Because the characterization of the Trigger PLUS for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. You should also consider the U.S. federal income tax consequences of investing in the Trigger PLUS. Please note that the discussions in these preliminary terms concerning the U.S. federal income tax consequences of investing in the Trigger PLUS supersede the discussions contained in the accompanying prospectus supplement. There is no direct legal authority as to the proper tax treatment of the Trigger PLUS, and consequently significant aspects of the tax treatment of the Trigger PLUS are uncertain. Our counsel has not rendered an opinion as to the proper characterization of the Trigger PLUS for U.S. federal income tax purposes. Pursuant to the terms of the Trigger PLUS, you have agreed with us to treat a Trigger PLUS as a single financial contract, as described in the section of these preliminary terms called “Fact Sheet—General Information—Tax Considerations” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Trigger PLUS, the timing and/or character of income or loss with respect to the Trigger PLUS would differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms. Please read carefully the section of these preliminary terms called “Fact Sheet—General Information—Tax Considerations.”

If you are a non-U.S. investor, please also read the section of these preliminary terms called “Fact Sheet—General Information—Tax Considerations—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Trigger PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

■	Secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide significant liquidity. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

■	Adjustments to the MSCI EAFE Index® could adversely affect the value of the Trigger PLUS. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index® , and can make other methodological changes that could change the value of the MSCI EAFE Index® ; or may discontinue or suspend calculation or publication of the MSCI EAFE Index® at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued

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index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. Any of these actions could adversely affect the value of the Trigger PLUS.

■	Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. MS & Co., the calculation agent, is our subsidiary. As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the Trigger PLUS or trade in the component stocks of the MSCI EAFE Index® or other instruments related to the MSCI EAFE Index® on a regular basis. Any of these hedging or trading activities on or prior to the index business day immediately following the pricing date could potentially affect the initial index value and, therefore, could increase the value that the final average index value must exceed for an investor to receive a payment at maturity that exceeds the issue price of the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the final quarterly averaging date, could potentially affect whether the value of the MSCI EAFE Index® on any index business day during the observation period, including on the final quarterly averaging date, decreases to or below the trigger level and, therefore, whether or not an investor will receive less than the principal amount of the Trigger PLUS at maturity, as well as the final average index value of the MSCI EAFE Index® and, accordingly, the amount of cash an investor will receive at maturity.

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Information about the MSCI EAFE Index®

The MSCI EAFE Index®. The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index® is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between MSCI and Morgan Stanley. “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®—License Agreement between MSCI and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the MSCI EAFE Index® for each quarter in the period from January 1, 2002 through May 11, 2007. The closing value of the MSCI EAFE Index® on May 11, 2007 was 2,240.07. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the MSCI EAFE Index® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the MSCI EAFE Index® over the term of the Trigger PLUS. The payment of dividends on the stocks that constitute the MSCI EAFE Index® are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

MSCI EAFE Index®	High	Low	Period End
2002
First Quarter	1,179.43	1,060.01	1,155.60
Second Quarter	1,190.24	1,073.77	1,123.01
Third Quarter	1,128.11	881.44	897.05
Fourth Quarter	988.28	857.43	952.65
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter (through May 11, 2007)	2,269.48	2,152.13	2,240.07

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